Contact: Tammy Chase, Director of Investor Relations (312) 321-3230 or tchase@suntimes.com.

Sun-Times Media Group Announces 2007 Second Quarter Results

CHICAGO, August 8, 2007 -- Sun-Times Media Group, Inc. (NYSE: SVN) today reported an operating loss of $80.6 million for the second quarter ended June 30, 2007, versus an operating loss of $13.7 million for the second quarter of 2006.

Net income in the second quarter of 2007 was $528.0 million, or $6.57 per basic share, versus net income of $20.6 million, or $0.24 per basic share in the same period in 2006. Both periods include the reversal of accruals for contingent tax liabilities.

The 2007 second quarter figures take into account the settlement reached with the Canada Revenue Agency regarding tax issues largely related to the disposition of certain Canadian operations in 2000. This settlement reduced the Company’s accrued tax liabilities by $586.7 million, which is reflected in income taxes on the Company’s consolidated statement of operations for the second quarter. The 2006 second quarter figures reflect the reversal of $43.0 million of contingent tax liabilities. Excluding the tax reversals for both years, the adjusted 2007 second quarter net loss was $58.7 million compared with a loss of $22.4 million for the second quarter of 2006.

The second quarter 2007 numbers reflect a 12 percent decline in advertising revenue, an 8 percent decline in circulation revenue and $25.1 million in indemnification, investigation and litigation costs, net of recoveries, primarily related to the trial of certain former Sun-Times Media Group executives.

“We have been clear all along that 2007 would be a tough year. Like all newspapers we continue to face a very uncertain advertising environment. Yet the turnaround plan we announced in May is beginning to show some results,” said Cyrus F. Freidheim, Jr., Chief Executive Officer.  “We have a number of initiatives in the pipeline to transform the company. We remain confident that these plans will find their way to the bottom line despite the weak industry.

Review of Operating Results

Total operating revenues in the second quarter of 2007 were $94.3 million, versus $107.4 million in the year-ago period.  Advertising revenues declined 12 percent to $73.2 million from $83.6 million in 2006.  Classified advertising fell 18 percent, while retail and national advertising were lower by 9 percent and 19 percent, respectively. These declines were partially offset by a 58 percent increase in Internet advertising revenue.

Circulation revenues were $19.3 million in the second quarter of 2007 compared with $20.9 million in 2006.

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For the six months ended June 30, 2007, operating revenue and operating loss were $185.6 million and $75.0 million, respectively, compared with operating revenue of $209.8 million and an operating loss of $38.0 million for the six months ended June 30, 2006.

Total operating costs and expenses in the second quarter of 2007 were $174.9 million, compared with $121.1 million for the three-month period in 2006. This change reflects the increase in indemnification, investigation and litigation costs, net of recoveries, which rose from $5.8 million in the second quarter of 2006 to $25.1 million in 2007; and $33.7 million in bad debt expense related to a loan due from an affiliate of Hollinger Inc., which filed for bankruptcy on August 1, 2007.

Cost of sales in the second quarter decreased from $63.3 million to $59.5 million, reflecting $3.6 million in reduced costs for newsprint and ink. Wages and benefits decreased from $27.0 million to $26.6 million.

Sales and marketing costs rose 12 percent, primarily related to additional marketing and re-branding efforts as well as enhancements designed to strengthen the link between print content and Internet content on www.suntimes.com.

Corporate operating expenses were $50.1 million in the second quarter of 2007 versus $13.6 million for the second quarter of 2006.  The increase primarily reflects the bad debt expense mentioned above and an adjustment of $8.6 million in the second quarter of 2007, reducing the previously estimated net proceeds to be received in respect of the sale of newspaper operations in prior years. Corporate compensation expenses decreased by $2.4 million, primarily reflecting lower pension expenses of $1.5 million related to legacy Canadian plans as well as lower severance costs.

As of June 30, 2007, the Company held $212.1 million in cash and cash equivalents.

The Company will host a conference call today at 5:30 p.m. EDT (4:30 p.m. CDT) to discuss its results. Cyrus F. Freidheim, Jr., President and Chief Executive Officer, and William Barker III, Chief Financial Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing (888) 680-0890 in the United States or (617) 213-4857 from abroad and entering pass code 97851294, or via a simultaneous Internet broadcast on the Company’s Web site at www.thesuntimesgroup.com under Investor Relations.

About Sun-Times Media Group

Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities throughout the Chicago area. Further information can be found at http://www.thesuntimesgroup.com.

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Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.

Charts

Items affecting the Company’s consolidated income from continuing operations comprise:

	Favorable/(Unfavorable)	Favorable/(Unfavorable)
	Second quarter	YTD

Income (loss) from continuing operations for period ended June 30, 2006	$20.1	$(6.5)

Change vs. 2006:
Cost of sales	3.8	8.0
Sales and marketing	(1.9)	(1.9)
Other operating costs (excluding reorganization)	(0.1)	(1.1)
Reorganization costs	(0.3)	8.7
Indemnification, investigation and litigation costs, before recoveries	(19.3)	(31.3)
Recoveries related to indemnification, investigation and litigation costs	-	47.7
Bad debt related to amount due from affiliate	(33.7)	(33.7)
Other corporate expenses	(2.8)	(8.9)
Depreciation and amortization	0.5	(0.2)
Total other income (expense)	(7.7)	(2.6)
Income tax benefit – CRA settlement	586.7	586.7
Income tax expense – other	(4.2)	(17.5)

Income from continuing operations for period ended June 30, 2007	$528.0	$523.2

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SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited) (In thousands, except per share data)
				Restated
Operating revenue:
Advertising	$ 73,198	$ 83,620	$ 143,189	$ 162,509
Circulation	19,262	20,915	38,825	41,894
Job printing	1,167	2,245	2,194	4,333
Other	659	611	1,354	1,079
Total operating revenue	94,286	107,391	185,562	209,815
Operating costs and expenses:
Cost of sales:
Wages and benefits	26,640	26,989	53,302	54,405
Newsprint and ink	13,190	16,781	26,913	33,707
Other	19,695	19,538	38,511	38,596
Total cost of sales	59,525	63,308	118,726	126,708
Selling, general and administrative:
Sales and marketing	18,149	16,185	33,638	31,741
Other operating costs	14,493	14,104	28,880	36,513
Corporate expenses	50,070	13,627	65,608	22,991
Indemnification, investigation and litigation costs, net of recoveries	25,118	5,824	(2,501)	13,852
Total selling, general and administrative	107,830	49,740	125,625	105,097
Depreciation	4,608	5,092	10,558	10,348
Amortization	2,962	2,962	5,613	5,643
Total operating costs and expenses	174,925	121,102	260,522	247,796
Operating loss	(80,639)	(13,711)	(74,960)	(37,981)
Other income (expense):
Interest expense	(165)	(213)	(323)	(352)
Interest and dividend income	3,375	4,523	13,689	8,739
Other income (expense), net	(6,941)	(411)	(7,445)	119
Total other income (expense)	(3,731)	3,899	5,921	8,506
Loss from continuing operations before income taxes	(84,370)	(9,812)	(69,039)	(29,475)
Income tax benefit	612,350	29,933	592,196	23,003
Income (loss) from continuing operations	527,980	20,121	523,157	(6,472)
Discontinued operations (net of income taxes):
Earnings from operations of business segment disposed of	—	—	—	199
Gain from disposal of business segment	—	453	—	19,092
Earnings from discontinued operations	—	453	—	19,291
Net income	$ 527,980	$ 20,574	$ 523,157	$ 12,819

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Basic earnings (loss) per share:
Income (loss) from continuing operations	$ 6.57	$ 0.23	$ 6.51	$ (0.07)
Earnings from discontinued operations	—	0.01	—	0.22
Net income	$ 6.57	$ 0.24	$ 6.51	$ 0.15

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SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (CONTINUED)

For the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited) (In thousands, except per share data)
				Restated
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$ 6.56	$ 0.23	$ 6.50	$ (0.07)
Earnings from discontinued operations	—	0.01	—	0.22
Net income	$ 6.56	$ 0.24	$ 6.50	$ 0.15

Weighted average shares outstanding:
Basic	80,351	85,818	80,334	88,365
Diluted	80,518	85,913	80,504	88,365

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SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2007 and December 31, 2006

	June 30, 2007	December 31, 2006
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 212,066	$ 186,318
Accounts receivable, net of allowance for doubtful accounts of $11,036 in 2007 and $10,267 in 2006	70,856	73,346
Inventories	8,621	9,643
Escrow deposits and restricted cash	32,630	26,809
Recoverable income taxes	47,313	34,672
Other current assets	17,824	62,135
Total current assets	389,310	392,923
Loan to affiliate	—	33,685
Investments	6,344	6,422
Property, plant and equipment, net of accumulated depreciation of $138,775 in 2007 and $133,595 in 2006	167,903	178,368
Intangible assets, net of accumulated amortization of $45,467 in 2007 and $43,289 in 2006	90,413	92,591
Goodwill	124,301	124,301
Prepaid pension benefit	58,589	49,645
Other assets	18,138	21,924
Total assets	$ 854,998	$ 899,859

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current installments of long-term debt	$ 6,033	$ 867
Accounts payable and accrued expenses	115,558	110,168
Amounts due to related parties	8,453	7,995
Income taxes payable and other tax liabilities	15,067	627,385
Deferred revenue	10,492	10,698
Total current liabilities	155,603	757,113
Long-term debt, less current installments	23	6,041
Deferred income tax liabilities	29,808	26,974
Other tax liabilities	431,790	385,436
Other liabilities	86,329	84,078
Total liabilities	703,553	1,259,642
Stockholders’ equity (deficit):
Class A common stock, $0.01 par value. Authorized 250,000,000 shares; 88,008,022 and 65,263,369 shares issued and outstanding, respectively, at June 30, 2007 and 88,008,022 and 64,997,456 shares issued and outstanding, respectively, at December 31, 2006	880	880
Class B common stock, $0.01 par value. Authorized 50,000,000 shares; 14,990,000 shares issued and outstanding at June 30, 2007 and December 31, 2006	150	150
Additional paid-in capital	500,001	502,127
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	(3,838)	6,576
Unrealized gain on securities	198	66
Pension adjustment	(45,724)	(43,412)
Accumulated deficit	(73,745)	(597,050)
	377,922	(130,663)
Class A common stock in treasury, at cost — 22,744,653 shares at June 30, 2007 and 23,010,566 shares at December 31, 2006	(226,477)	(229,120)
Total stockholders’ equity (deficit)	151,445	(359,783)
Total liabilities and stockholders’ equity (deficit)	$ 854,998	$ 899,859